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                                                                 Exhibit: 10.7FT


                        FUTECH EDUCATIONAL PRODUCTS, INC.
                               EMPLOYMENT CONTRACT

                          DATED AS OF FEBRUARY 1, 1997

The following sets forth the agreement by and between Joseph K. Petter ("Employee") and Futech Educational Products, Inc., an Arizona corporation ("Futech"), as to the employment of the Employee by Futech.

1. POSITIONS AND DUTIES. Futech shall employ Employee and Employee shall accept employment from Futech, during the term of this Agreement, upon the terms and subject to the conditions set forth below. Employee's duties as Chief Operating Officer shall be subject to the direction and control of Futech's Chairman and Chief Executive Officer, Vincent W. Goett or his designee.

2. ACTIVITIES RELATING TO THE CORPORATION'S BUSINESS. At all times during the term of this Agreement, the Employee shall devote his full energies, interest, abilities and productive time to the performance of this duties and responsibilities hereunder. During the term of this Agreement, and for a period of two (2) years thereafter, Employee shall not, without the prior written consent of Futech, which consent may be withheld for any or no reason, directly or indirectly, owned, managed, operate, control, be employed by, participate in, render services to, make loans to, or be connected in any manner with the ownership, management, operation, or control of any business located in the United States, or any other foreign country in which Futech does business or intends to do business, which business conducts business the same or substantially similar to any type of business ever conducted by Futech or proposed to be carried on by Futech.

     In the event of any actual or threatened breach of the provisions of this Section, Futech shall be entitled to an injunction restraining the actual or threatened breach. The parties further agree that should Employee violate the provisions of this Section, Employee shall be liable to Futech for, in addition to any amounts pursuant to other remedies available against Employee, two (2) times the greater of the amount of profit earned by Employee as a result of the violation and the amount of profit which would have been earned by Futech from the activities causing the violation had Futech conducted said activities, plus interest on said greater amount calculated at eighteen percent (18%) per annum from the date of the violating activities until paid, as liquidated damages for only Futech's loss of potential profits. Nothing in this Section shall be construed as prohibiting Futech from pursuing any other available remedies for such breach or threatened breach, including pursuing a recovery for damages.

     Employee shall not, during the term of this Agreement and for a period of two (2) years thereafter, without the prior written consent of Futech, which consent may be withheld for any reason, directly or indirectly induce, encourage or solicit or assist any person who was or is employed (whether as employee or as independent contractor) by Futech during the time period described above in this sentence to leave Futech's employ. If Employee has any control over, or responsibility with respect to, the hiring of employees, agents or consultants at any facility or with any other employer, Employee shall do everything in Employee's power to preclude the
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hiring of or retention by such other employer or facility of any individual who was employed by Futech during the period of time described in the beginning of the proceeding sentence.

     Employee acknowledges and agrees that the restrictions contained in this Agreement, including but not limited to time period and geographical area restrictions, are fair and reasonable and necessary for the successful operation of Futech, that violation of any of them would cause irreparable injury, and that the restrictions contained herein are not unreasonably restrictive of Employee's ability to earn a living. If the scope of any restriction in this
Section is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and all parties hereto consent and agree that such scope may be modified judicially or by arbitration in any proceeding brought to enforce such restriction. Employee acknowledges and agrees that remedies at law for any breach or violation of the provisions of this Section would alone be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in connection with such violations, without the necessity of proof of actual damage, and such remedies shall be in addition to other remedies and rights Futech may have at law or in equity. Employee agrees that Futech shall not be required to give notice or post any bond in connection with applying for or obtaining any such injunctive relief.

     The parties acknowledge and agree that the covenants in this Section shall be construed as an agreement independent of any other provision of this Agreement so that the existence of any claim or cause of action by Employee against Futech, whether predicated on this Section or otherwise, shall not constitute a defense to the enforcement of this Section.

3. CONFIDENTIALITY AGREEMENTS. The obligations of the Employee and the rights of Futech set forth herein are in addition to those set forth in a certain Employee Confidentiality Agreement executed by the Employee (the
"Confidentiality Agreement").

4. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to and covenants with Futech, that (a) he has furnished to Futech a true and correct copy of any agreements with any prior employer in the securities industry and is subject to no contractual or other restriction or obligation which is inconsistent with the execution of this letter agreement, the performance of his duties hereunder, or any rights of Futech hereunder or under the Confidentiality Agreement, (b) upon information and belief, there are no regulatory, self-regulatory, administrative, civil or criminal matters past or present, affecting the employment of Employee by Futech.

5. SALARY. Employee will receive a salary of no less than $125,000 for the first year of employment and no less than $175,000 per year for the second through fifth years of employment. Such salary shall be payable in equal periodic installments in accordance with Futech's usual practice, but not less frequently than twice monthly, and shall be subject to payroll and withholding deductions as may be required by law.

     Futech may defer Employee's compensation for the first six (6) months of this

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Agreement, other than $4,000.00 per month (net, excluding all applicable Federal and State taxes, Social Security and Medicare) which shall not be deferred.
After said six (6) months, the deferred amount shall be paid to Employee.

6. BENEFITS. During the term of his employment, Employee shall be eligible to participate in, subject to their respective terms, all Futech employee (i) group medical, hospitalization and life insurance plans, (ii) pension and profit sharing plans, and (iii) other benefit plans or programs. Futech shall pay or reimburse Employee for all out-of-pocket expenses for travel, meals, hotel accommodations and the like reasonably incurred by him in accordance with Futech's policies and directives (including any required prior approvals) for such expenses in connection with the performance of Futech's business, each such payment for reimbursement to be made upon submission of a statement and evidence documenting such expenses as required by Futech. During the term of this letter agreement, Employee shall be entitled to an annual paid vacation of such period as may be established from time to time by Futech for its managerial employees generally (other than its President, C.E.O., and/or Chairman).

7. TERM. The term of this letter agreement shall commence on February 1, 1997 and shall continue in effect as to Employee until January 2002, or until such time as terminated as provided in paragraph 8, 9, 10 and 11. Upon termination of this agreement pursuant to paragraph 8 or 9, Futech's sole obligation to Employee shall be to pay all salary and stock options, if any, accrued by him up to the date of such termination. Upon termination of this agreement, Employee's obligations under the Confidentiality Agreement shall survive.

8. TERMINATION UPON DEATH. In the event of the death of Employee, the employment of, and this agreement with respect to, such deceased Employee shall be terminated; provided always that Futech shall pay any accrued salary and any accrued stock options, if any, as of the date of termination to the legal representative of his estate.

9. TERMINATION FOR DISABILITY. Futech may terminate the employment of, and this Agreement with respect to, Employee who becomes disabled, including disability by reason of any emotional or mental disorders, physical diseases or injuries, and as a result of such disability is unable to work on a full-time basis for a continuous period of two months or more or any two months in a twenty four month period. Upon such termination, Futech shall have no further liability to such disabled Employee hereunder, except to pay any accrued salary and accrued stock options, if any, as of the termination date. Upon such termination, such disabled Employee's obligation to Futech under the Confidentiality Agreement shall survive.

10. TERMINATION OF CAUSE. Futech may terminate the employment of, and this agreement with respect to, Employee if (a) such Employee breaches his fiduciary duties to Futech or is guilty of fraud or willful malfeasance, (b) such Employee materially breaches any representation, warranty, covenant or agreement contained in this agreement or fails to perform any of the obligations under this agreement or duties assigned to him pursuant to his agreement or otherwise by Futech, (c) if Employee materially misrepresents any statement to Futech, (d) such Employee is convicted of a crime involving moral turpitude or a felony, (e) such Employee

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knowingly commits a material violation of any law, rule, regulation or by-law of a securities exchange or association or other regulatory or self-regulatory body or agency applicable to any general policy or directive of Futech communicated in writing to such Employee, (f) such Employee fails to follow reasonable instructions and/or policies of Futech's Chairman of the Board and Chief Executive Officer, or (g) such Employee terminates this Agreement at any time.

         Upon termination of this letter agreement pursuant to this paragraph 10, Futech's sole obligation to Employee shall be to pay all accrued salary. However, this shall not affect Employee's vested benefits under paragraph 6.

         Upon such termination, Employee's obligation to Futech under the Confidentiality Agreement shall survive.

11. TERMINATION OTHER THAN FOR CAUSE. Futech retains the right to terminate this agreement and/or Employee's employment for cause as set forth in paragraph 10, and notwithstanding anything to the contrary in this letter agreement Futech shall have the right to terminate this agreement and/or Employee's employment hereunder at any time for any reason other than for cause. In such event Futech shall pay to Employee all salary as it accrued during the term of the contract, subject, however, to Employee's obligation to look for and obtain suitable employment. Employee's obligation to Futech under the Confidentiality Agreement shall survive.

         Employee shall provide Futech at least thirty (30) days notice of Employee's termination of his employment with Futech.

12. REVIEW. On August 1, 1997 and on each of the subsequent six month periods thereafter during the term of employment, Vincent W. Goett shall provide Employee with an informal verbal review of the Employee's performance. Concurrent with the eighth semi-annual verbal review of performance, Vincent W. Goett and Employee shall discuss the potential for Employee's continued employment subsequent to the termination of this Agreement. Futech makes no promises and has no obligation to so continue Employee's employment.

13. SUCCESSORS AND ASSIGNS. The rights and obligations of Futech hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Futech; provided, however, that Futech's obligations or liabilities hereunder may not be assigned without the prior written approval of Employee, except to an affiliate of Futech (which assignment shall not release Futech from its obligations to Employee hereunder) or to a successor to all or substantially all of Futech's assets, business or stock that agrees to be bound hereby. This letter agreement is personal to the Employee and may not be assigned.

14. AMENDMENT OR WAIVER. This letter agreement may not be amended or modified except by an agreement in writing duly executed by the Chairman and Chief Executive Officer of Futech and the Employee. The failure of Futech, on the one hand, or the Employee, on the other hand, at any time to enforce performance by the other of any provision of this letter

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agreement shall in no way affect Futech's or the Employee's, as the case may be, rights thereafter to enforce the same, nor shall the waiver by Futech, on the one hand, or the Employee, on the other hand, of any breach of any provision hereof be deeded to be a waiver by Futech or the Employee, as the case may be, of any other breach of the same or any other provision hereof.

15. ARBITRATION. Except as set forth in the Confidentiality Agreement, any controversy or claim arising out of or relating to this letter agreement, or the breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof.

16. MISCELLANEOUS. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision hereof. This letter agreement shall be constructed, interpreted and enforced in accordance with the laws of the State of Arizona. This letter agreement contains all of the terms and conditions agreed to by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, except those set forth in the Confidentiality Agreement.


                                             FOREGOING AGREED TO:

                                             By: /s/ Joseph K. Petter
                                                 ------------------------
                                                 Joseph K. Petter


                                             BY: Futech Educational Products,
                                                 Inc., an Arizona corporation


                                             By /s/  Vincent W. Goett
                                                 ------------------------
                                                Vincent W. Goett, Chairman
                                                Chief Executive Officer

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